  EXHIBIT 99.2

2017 ASCO Annual Meeting Abstracts

The 2017 ASCO Annual Meeting abstracts were published on May 17, 2017 at 5:00 PM (EDT).

Target cell killing effects of CD20 targeting chimeric antigen receptor T cells derived from the type II anti-CD20 antibody.

Sub-category: Cellular Immunotherapy

Category:
Developmental Therapeutics—Immunotherapy
Meeting:
2017 ASCO Annual Meeting
Abstract No: e14548

Citation:
J Clin Oncol 35, 2017 (suppl; abstr e14548)
Author(s): Yihong Yao, Xin Yao, Shigui Zhu, Wei Zhu, Zhiyuan Li, Qingxia Wang, Lin Zhu, Anyun Ma, Yanfeng Li, Yutian Wei, Chengxiang Dai, Li Zhang, Jiaqi Huang, Bizuo Liu; Cellular Biomedicine Group, Inc., Cupertino, CA

Abstract Disclosures

Abstract:

Background: Chimeric Antigen Receptor T cells (CAR-Ts) targeting CD19 have shown very promising clinical outcomes in treatment of B-cell linage hematological malignancies. However, many patients with relapsed diseases were found to have down-regulated/loss of CD19 surface expression after CD19 CAR-T therapy. To solve this issue of CD19 single-targeting escape, we explored the application of another B-cell antigen, CD20, for targeted CAR-T therapy. Methods: We constructed four CD20 targeting CARs (all with 4-1BB co- stimulatory signaling) base on single-chain variable fragments (scFV) derived from four well-studied CD20 speciﬁc antibodies: Leu16,
Rituximab, Obinutuzumab, and Ofatumumab. Leu16, Rituximab, and Obinutuzumab belong to the type I anti-CD20 antibody family and appear to bind to different epitopes located on the large loop of CD20, whereas Ofatumumab is the type II anti-CD20 antibody which has been shown to interact with the hydrophobic residues on the small loop surrounding a deep binding cleft. Results: All four CAR-T cells can speciﬁcally recognized CD20 positive target cells in our pre-clinical studies. They all showed up-regulated antigen-speciﬁc cell activation and high level of IFN-g release upon CD20 stimulation, and CAR-T20-Ofatumumab cells appeared to have signiﬁcantly higher cell activation and more than 2-fold increase in IFN-g release compared to the other three CAR-T20 cells with their scFVs deriving from type I anti-CD20 antibodies. CAR-T20-Ofatumumab cells also showed higher degranulation upon stimulation, and it displayed ~50% of increase in ability to kill CD20 positive cells in cytotoxicity assays. Conclusions: Our data suggested that CAR-T20-Ofatumumab has better in vitro function and appears to be a CAR superior to those derived from other three antibodies. A possible explanation for this observation is that Ofatumumab interacts with the hydrophobic residues on the small loop, which is very close to cell membrane and confers more extensive binding to the small loop with striking slow off-rate. Our results suggest that CAR-Ts targeting CD20 with the scFVs from the type II anti-CD20 antibody may have superior cell killing effects.